Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Aspira Women’s Health Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	354,988(	3)	$0.0890	$31,593.93	0.00015310	$4.84
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)				$2,000,000.00	0.00015310	$306.20
	Total Offering Amounts						$2,031,593.93		$311.04
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$311.04

(1) Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on April 8, 2025.

(3) Represents 354,988 shares of common stock issued to the selling stockholder pursuant to the terms of the equity purchase agreement by and between the registrant and the selling stockholder on April 4, 2025 (the “Purchase Agreement”).